UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2009

ATLANTIC COAST FEDERAL CORPORATION
(Exact name of Registrant as specified in its charter)

Federal (State or Other Jurisdiction of Incorporation)	000-50962 (Commission File Number)	59-3764686 (I.R.S. Employer Identification No.)

505 Haines Avenue, Waycross, Georgia 31501
 (Address of principal executive offices)

(800) 342-2824
Registrant's telephone number, including area code

Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e)           On May 8, 2009, as part of its expense reduction initiatives, Atlantic Coast Federal Corporation (the “Company”) terminated the following nonqualified deferred compensation plans: (1) the 2005 Amended and Restated Director Retirement Plan; (2) the Amended and Restated Supplemental Executive Retirement Plan (covering certain mid-level executives); (3) the Second Amended and Restated Supplemental Retirement Agreement for Robert J. Larison, Jr.; (4) the Amended and Restated Supplemental Retirement Agreement for Carl W. Insel; (5) the Supplemental Retirement Agreement for Jon C. Parker, Sr. (deceased); and (6) the Supplemental Retirement Agreement for Thomas B. Wagers, Sr.  Distributions will not be made before May 8, 2010 and will be completed no later than May 8, 2011.  In the interim, benefits will continue to accrue.

The estimated payments for the accrued benefit for each of Messrs. Larisons’, Wagers’, Insel’s and Parker’s agreements is $1,528,000, $418,000, $387,000 and $593,000, respectively.  The estimated payment for the accrued benefit for each of the termination of the Director Retirement Plan and the Amended and Restated Executive Retirement Plan is $258,000 and $422,000.

On May 8, 2009, Atlantic Coast Bank (the “Bank”) the wholly owned subsidiary of the Company entered into an employment agreement with Thomas B. Wagers, Sr., the Chief Operating Officer of the Bank, and with Carl W. Insel, the Bank’s Executive Vice President – Commercial Lending. The employment agreement of Mr. Wagers is attached as Exhibit 10.1 and the employment agreement of Mr. Insel is attached as Exhibit 10.2 to this Current Report on Form 8-K.

Each agreement provides for a three year term and base salary at their current levels of $178,000 for Mr. Wagers and $175,000 for Mr. Insel. In addition to the base salary, the agreement provides for, among other things, participation in incentive programs and other employee pension benefit and fringe benefit plans applicable to executive employees.  Upon each anniversary date of the agreement, the term will be extended for an additional year subject to the board of directors conducting a performance review of the executive and approving such renewal.  Under the agreements, the executive’s employment may be terminated for cause at any time, in which event he would have no right to receive compensation or other benefits for any period after termination.

Certain events resulting in Mr. Wager’s or Mr. Insel’s termination or resignation will entitle the executive to payments of severance benefits following termination of employment.  The executive will be entitled to severance benefits under the agreement in the event (A) his employment is involuntarily terminated (for reasons other than cause, death, disability or retirement) or (B) he resigns during the term of the agreement within two years after any of the following events: (i) relocation of his principal place of employment to a location that is more than 50 miles from Jacksonville, Florida; (ii) a material reduction in his benefits and perquisites, including base salary; or (iii) a material breach of the agreement by the Bank, provided, however, that a change in the executive’s title or duties will not be considered a material breach of the agreement.  In such event, the executive would be entitled to an immediate cash lump sum severance payment equal to three times his highest annual rate of base salary at any time during the term of the agreement and three times his highest annual bonus and non-equity compensation received during the latest three calendar years prior to the termination, which may be subject to a six month delay if required to comply with Section 409A of the Internal Revenue Code.  In addition, he would be entitled, at no expense to him, to the continuation of substantially comparable life, disability and non-taxable medical and dental insurance coverage for such period.

Notwithstanding any provision to the contrary in the agreement, payments under the agreement following a change in control are limited so that they will not constitute an excess parachute payment under Section 280G of the Internal Revenue Code.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired: None

(b)	Pro Forma Financial Information: None

(c)	Shell company transactions: None

(d)	Exhibits:

Exhibit 10.1: Employment Agreement of Thomas B. Wagers, Sr.
Exhibit 10.2: Employment Agreement of Carl W. Insel

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLANTIC COAST FEDERAL CORPORATION

Date: May 14, 2009	By:	/s/ Robert J. Larison, Jr.
Robert J. Larison, Jr.
President and Chief Executive Officer
(Duly Authorized Representative)